ASSIGNMENT OF PATENT APPLICATION

Inventor/
Assignor: Wei R. Chen

Assignee: Earth Science Tech, Inc.

Title: ______________________

Serial No.: ______________ Filed On: ______________

WHEREAS, I, the above named inventor and resident of the State of Oklahoma, ("Assignor") has invented certain new and useful ______________, certain aspects and principles of which are described in the above referenced U.S. Patent Application; and

WHEREAS, the above named assignee, having offices at 2255 Glades Rd Suite 324A Boca Raton, FL 33431 ("Assignee") is desirous of acquiring the entire right, title and interest in and to the invention, the application, and any and all Letters Patent or similar legal protection, foreign or domestic, to be obtained therefor;

NOW, THEREFORE, in consideration of the sum of ten dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Assignor hereby transfers to Assignee, its successors and assigns, the entire right, title and interest in and to the invention throughout the world, the above-identified application, all corresponding domestic and foreign applications, all Letters Patent or similar legal protection issuing thereon, and all rights and benefits under any applicable treaty or convention; and I authorize the Commissioner of Patents and Trademarks of the United States or foreign equivalent thereof to issue the Letters Patent or similar legal protection to the Assignee.

I authorize the Assignee, its successors and assigns, or anyone it may properly designate, to apply for Letters Patent or similar legal protection, in its own name if desired, in any and all foreign countries.

5. EST shall pay for the testing required to perfect the hemp oil patent and the acceptance of the technology. The schedule for testing and approximate costs involved is as follows:

Schedule of Testing:

1-12 months	$80,000.00	Pre-clinical trials
13-30 months	$120,000.00 to $200,000.00	Clinical Trials
30-36 months	$100,000.00 to $200,000.00	FDA approval applications (medical use of CBD)

6. In addition to CBD technology encompassed by this agreement, CHEN agrees to start a pre-clinical study to investigate the adjuvant use of EST's hemp oil in conjunction with the proprietary laser treatment for cancer, developed by CHEN, upon payment of an additional $80,000.00 to HEMPATHETIC or their mutual order. This study may lead to a new patent application with respect to such adjuvant use of CBD in cancer laser technology. CHEN will develop a course of therapy which will integrate the use of one or more of EST's CBD-based products with the proprietary laser technology as a 'tag-along". This is conditioned on duly derived pre-clinical and clinical verification of the merit and medical utility of such a course of treatment.

7. Both parties agree to execute all necessary assignment documents, confirmations, applications, certifications required for implementation and to provide any technical data or information necessary to the realization of the transactions contemplated by this agreement.

____
WEI R. CHEN, or corporate nominee

____
HARVEY KATZ, or corporate nominee

EARTH SCIENCE TECH, INC.

By: ________________________, CEO
CEO